SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2003

CORINTHIAN COLLEGES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25283	33-0717312

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California	92707

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 427-3000

N/A
(Former name or former address, if changed since last report)

Item 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE
Item 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS
SIGNATURES
EXHIBIT INDEX
EXHIBIT 2.1
EXHIBIT 2.2
EXHIBIT 99.1

Item 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE

     On June 10, 2003, Corinthian Colleges, Inc. (the “Company”) announced that it has signed a Stock Purchase and Sale Agreement, dated as of June 9, 2003, pursuant to which the Company will acquire all of the outstanding capital stock of Career Choices, Inc. (“Career Choices”) and its 10 campuses for approximately $56.0 million, and, in a separate transaction, has signed an Asset Purchase Agreement, dated as of June 4, 2003, pursuant to which the Company will acquire substantially all of the assets of East Coast Aero Tech, LLC and its one campus for approximately $2.9 million.

     The purchase price for both transactions is subject to certain working capital and net equity adjustments to be based on the assets and liabilities of the respective companies as of the closing dates. The Company expects to fund the acquisitions with available cash and borrowings under the Company’s $100 million credit facility. The Company expects to complete these acquisitions during its fiscal 2004 first quarter ending September 30, 2003, subject to the receipt of regulatory approvals and the satisfaction of customary closing conditions.

     For information regarding the terms and conditions of the acquisitions of Career Choices and East Coast Aero Tech, LLC, including the conditions to the completion of these acquisitions, reference is made to the acquisition agreements, which are filed as Exhibits 2.1 and 2.2 hereto and incorporated by reference herein, and the press release issued by the Company on June 10, 2003, which is filed as Exhibit 99.1 hereto and incorporated by reference herein.

Item 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (c)  The exhibits to this report are listed in the Exhibit Index set forth elsewhere herein.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORINTHIAN COLLEGES, INC.

By:	/s/ Dennis N. Beal

Dennis N. Beal, Executive Vice President and Chief Financial Officer

Date: June 11, 2003

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Stock Purchase and Sale Agreement, dated as of June 9, 2003, by and among Corinthian Colleges, Inc., Career Choices, Inc., Lombard North American Partners, L.P., Kenneth Years, Alexander Hehmeyer, Paul Rerucha, Nancy Rerucha, Wallace Wright, Lane Hart, Hamilton Oswald, Kimberly Lothyan, Guy Bell, Amy Kuntz, Michael Sherbourne, Joseph File, Howard Jessup and William Calvert, excluding exhibits, appendices and schedules thereto.
2.2*	Asset Purchase Agreement, dated as of June 4, 2003, by and among Wyo-Tech Acquisition Corp., East Coast Aero Tech, LLC, Samuel R. Morgan III and William S. McLaughlin, excluding exhibits, appendices and schedules thereto.
99.1	Text of press release of Corinthian Colleges, Inc. issued June 10, 2003.

*The exhibits, appendices and schedules to these acquisition agreements have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the SEC, upon request, a copy of any omitted exhibit, appendix or schedule.